EXHIBIT 95

MINE SAFETY DISCLOSURES

Cleco Power does not have control over the day-to-day operations, including safety, of either the Dolet Hills Mine or the Oxbow Mine. Pursuant to a joint operating agreement governing the mines, Cleco Power and SWEPCO each have two representatives on a four member executive committee. The main purpose of the executive committee is to enhance communication among the mine operator, Cleco Power, and SWEPCO. The executive committee’s duties include:  reviewing the status of the mine; providing policy recommendations concerning basic planning, land acquisition, geological and engineering activities; recommending economic limits and personnel requirements; reviewing mining and lignite delivery issues; and reviewing the financial information and operational records of DHLC.
Under Section 1503 of the Dodd-Frank Act, public reporting companies that meet the definition of an “operator” of a mine under the Federal Mine Safety and Health Act of 1977 (Mine Act) as administered by the Mine Safety and Health Administration (MSHA) are required to report notices of violations and proposed assessments of violations of MSHA regulations promulgated in support of the Mine Act. The MSHA defines an operator as any owner, lessee, or other person who operates, controls, or supervises a coal or other mine or any independent contractor performing services or construction at such mine. Cleco Power might meet the definition of an “operator” under the Mine Act through its two representatives on the executive committee. Therefore, Cleco Power has chosen to include the disclosures required by Section 1503 of the Dodd-Frank Act.
In 2017, DHLC was issued ten safety citations by MSHA. While four of the citations were not classified as Significant and Substantial and are not subject to the MSHA’s reporting requirements, the other six were classified as Significant and Substantial. All penalties were assessed by MSHA and paid during 2017. The total of all penalties was immaterial.
The MSHA definition of control is not the same as the definition of control pursuant to accounting pronouncements relating to consolidation and equity method investments. Management has determined that its relationship with DHLC does not meet the definition of control under authoritative guidance; therefore, Cleco Power has not included any financial information about DHLC in its periodic reports.